EXHIBIT 99.1

PETCO Animal Supplies, Inc. to be Acquired by Texas Pacific Group and

Leonard Green & Partners, L.P. for $29.00 per Share in Cash

SAN DIEGO, CA, JULY 14, 2006 — PETCO Animal Supplies, Inc. (Nasdaq: PETC), a leading specialty retailer of premium pet food, supplies and services, announced today that it has entered into a definitive agreement to be acquired by two private equity investment firms, Leonard Green & Partners, L.P. and Texas Pacific Group, for $29.00 per share in cash. The total value of the transaction, including assumed debt, is approximately $1.8 billion.

The Board of Directors of PETCO, on the recommendation of an Independent Committee of Directors, has approved the merger agreement and recommends that PETCO’s stockholders adopt the agreement. The transaction, which is expected to close by the fourth quarter of 2006, is subject to approval by PETCO’s stockholders, as well as other customary closing conditions, including the receipt of regulatory approvals. PETCO will file the merger agreement today with the Securities and Exchange Commission. The merger agreement will also be posted in the Investor Relations section of PETCO’s website at www.PETCO.com.

David B. Appel, the Chairman of the Independent Committee of Directors, said: “Consistent with its fiduciary obligations, and in consultation with its independent financial and legal advisors, PETCO’s Board of Directors formed an Independent Committee of Directors to carefully review an expression of interest in acquiring PETCO, and to determine what course of action would be in the best interest of our stockholders. After extensive negotiations and careful consideration in conjunction with our independent advisors, the Independent Committee of PETCO’s Board unanimously concluded that the agreement being announced today was in the best interest of all of our constituencies, and, most importantly, our stockholders.”

In accordance with the merger agreement, the Company will conduct a market test for 20 business days concluding August 10, 2006.

James M. Myers, Chief Executive Officer, said, “This proposed transaction provides PETCO stockholders with an immediate cash premium for their investment in the company, based on the trading range of PETCO shares over the past several months. Upon completion of the transaction, PETCO will be a private company that will have greater flexibility to accomplish its long-term plans, which, we believe, will be favorable for the company’s associates and suppliers and the customers we serve through more than 800 stores nationwide. Texas Pacific Group and Leonard Green & Partners have deep experience investing in the retail sector and we look forward to working closely with them as our partners as we continue to advance PETCO’s position as a leading specialty retailer of premium pet food, supplies and services.”

UBS is acting as financial advisor to PETCO in connection with the merger transaction and has rendered a fairness opinion to the Independent Committee of PETCO’s Board of Directors. Pillsbury Winthrop Shaw Pittman LLP is serving as its legal counsel. Credit Suisse, Bank of America, N.A., Wells Fargo Bank, N.A. and mezzanine funds managed by Goldman, Sachs & Co. have provided commitments for the debt portion of the financing for the transaction, which are subject to customary conditions.

About PETCO Animal Supplies, Inc.

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well being for companion animals, and to support the human-animal bond. It operates more than 800 stores in 49 states and the District of Columbia, as well as a leading destination for online pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $30 million in support of more than 3,500 non-profit grassroots animal welfare organizations around the nation.

About Leonard Green & Partners, L.P.

Leonard Green & Partners is a Los Angeles-based private equity firm specializing in organizing, structuring and sponsoring management buy-outs, going-private transactions and recapitalizations of established public and private companies. Leonard Green & Partners is the largest private equity firm in Southern California managing approximately $3.7 billion of private equity capital. Visit www.leonardgreen.com.

About Texas Pacific Group

Texas Pacific Group, based in Fort Worth, TX, is a private investment firm with more than $30 billion of assets under management. TPG invests in world-class franchises across a range of industries and has extensive experience with public and private investments executed through leveraged buyouts, recapitalizations, take private transactions, spinouts, joint ventures, and restructurings. Visit www.texaspacificgroup.com.

Forward-Looking Statements

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. Forward-looking statements in this release include, but are not limited to, statements regarding anticipated benefits of the proposed merger, expected financial benefits to our stockholders, anticipated benefits to our business flexibility, potential benefits to our associates, suppliers and customers, anticipated future financial and operating performance and results, expectations for our products, our positioning in the marketplace and our expected growth. These statements are based on our management’s current expectations. There are a number of risks and uncertainties that could cause our actual results to differ materially. For example, we may be unable to obtain stockholder or regulatory approvals required for the merger. The merger may involve unexpected costs. Our business may suffer as a result of uncertainty surrounding the merger. Certain other risks associated with our business are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended January 28, 2006. PETCO disclaims any intent or obligation to update these forward-looking statements.

Additional Information and Where to Find It

In connection with the proposed merger, PETCO will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by PETCO at the Securities and Exchange Commission’s web site at http://www.sec.gov.

PETCO and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of PETCO’s participants in the solicitation is set forth in PETCO’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.

Contacts:

For PETCO Animal Supplies

Investors	Media
Rodney Carter	Kevin Whalen
SVP and Chief Financial Officer	VP, Communications
PETCO Animal Supplies	PETCO Animal Supplies
(858) 202-7848	(858) 202-7843

For Texas Pacific Group and Leonard Green & Partners:

Owen Blicksilver

Owen Blicksilver PR

516-742-5950

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